Exhibit (p)

Cohen & Steers Global Income Builder, Inc.

280 Park Avenue

New York, New York 10017

June 12, 2007

Cohen & Steers Capital Management, Inc.

280 Park Avenue

New York, New York 10017

Dear Sirs:

Cohen & Steers Global Income Builder, Inc. (the “Fund”) hereby accepts your offer to purchase 5,250 shares of the Fund’s common stock, par value $.001 per share, at a price of $19.10 per share for an aggregate purchase price of $100,275. This agreement is subject to the understanding that you have no present intention of selling or redeeming the shares so acquired.

Sincerely,

Cohen & Steers Global Income Builder, Inc.

By:
Name:

Accepted:

Cohen & Steers Capital Management, Inc.

By:
Name: